[Letterhead of Baumann, Raymondo & Company P.A.]

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

Re: Infinium Labs, Inc.
Form SB-2

Gentlemen:

We hereby consent to the incorporation of our report as independent auditors accompanying the audited financial statements of Infinium Labs Inc. ("Infinium") as of October 31, 2003, and for the period then ended, issued in connection with Infinium's filing of its registration statement being filed under the Securities Act of 1933, under cover of Form SB-2. We also consent to the use of our name under the heading "Experts" in the registration statement.

Very truly yours,

/s/ Baumann, Raymondo & Company P.A.

Baumann, Raymondo & Company P.A.
Certified Public Accountants
Tampa, Florida
January 4, 2005